Exhibit 21

SUBSIDIARIES OF SFN GROUP, INC.

                Following is a list of the direct and indirect subsidiaries of SFN Group, Inc., a Delaware corporation.  Certain inactive subsidiaries have been excluded from the list below as such subsidiaries, when considered in the aggregate as one subsidiary, would not constitute a “significant subsidiary.” All active subsidiaries do business under their corporate name listed below, or close derivatives thereof, except where indicated otherwise:

6063721 Canada Inc.	Canada
Comtex Information Systems, Inc.	Delaware
Human Resource Capital Group Inc.	Canada
IMARK/TSRC Management Corp.	Delaware
IMRC, Inc.	Nevada
IntelliMark Holdings, Inc.	Delaware
NorCross Holdings LLC	Delaware
NorCross Teleservices L.P.	Delaware
Norrell Corporation	Delaware
Spherion Assessment Inc.	North Carolina
SFN Professional Services LLC*	Delaware
Spherion Atlantic Resources LLC**	Delaware
Spherion (Europe) Inc.	Delaware
Spherion Financial Corporation	Delaware
Spherion Government Services LLC	Delaware
Spherion Operations Inc.	Delaware
Spherion Staffing LLC***	Delaware
Spherion Technology (UK) Limited	United Kingdom
Spherion U.S. Inc.	Florida
Spherion Worldwide Holding B.V.	Netherlands
Technisource, Inc.****	Delaware

*              Formerly Spherion Atlantic Enterprises LLC

                Also does business as:

The Mergis Group

Norell (ceased use in 2009)

SourceRight Solutions

Todays Office Professionals

**           Also does business as:

                The Mergis Group

                Todays Office Professionals

                Technisource

***         Also does business as:

                Todays Staffing

****       Also does business as Provali Group